UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 28, 2006

SURGE GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

12220 El Camino Real, Suite 410 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 704-5010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On June 30, 2006, we entered into an employment agreement with William Greene to serve as our Chief Financial Officer. The material terms of the agreement are described in Item 5.02 below, incorporated herein by reference.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 28, 2006, our Board of Directors terminated E. Jamie Schloss as our Chief Financial Officer, effective immediately.

(c) On June 28, 2006, William Greene was appointed to serve as our Chief Financial Officer, and he agreed to so serve effective as of June 30, 2006.

From August 2004 until becoming our Chief Financial Officer, Mr. Greene provided SEC compliance, stock registration and equity financing services for various publicly held companies including Surge Global Energy, Inc.  From February 2004 through August 2004, he served as a Vice President of Entech Environmental, where his primary duties were investor relations, SEC compliance and equity financing support.  Prior to joining Entech Environmental, he was self employed as a consultant regarding accounting and financial reporting matters.  From November 1999 through November 2001, Mr. Greene was an associate at Resources Connection, where his team leader responsibilities were financial reporting, accounting and financial modeling.  Commencing his career as a staff auditor with Arthur Andersen & Company in 1980, Mr. Greene then served as Controller for a variety of high tech manufacturing and marketing companies. Mr. Greene obtained his Bachelor of Science degree in Business Administration, with a concentration in accounting, from California State University, Dominguez Hills.

We entered into a one-year employment agreement with Mr. Greene to serve as our Chief Financial Officer, effective as of April 30, 2006. He will receive an annual salary of $180,000, plus medical benefits. He will earn 400,000 options with a ten year term at an exercise price of $1.75 per share, vesting monthly on a pro rata basis over a three-year period, and otherwise subject to our employee stock option plan. If Mr. Greene is terminated without cause or as a result of a change in control, then all outstanding options become vested immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation

Date: June 30, 2006	By:	/s/ David Perez

David Perez Chief Executive Officer